                                                                   EXHIBIT 99.2

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
MEDIA CONTACTS:                 MEDIA CONTACTS:                        INVESTOR CONTACT:
Skip Colcord                    Anne McCarthy                          Pat Weller
781-386-6624                    781-386-3171                           781 386-6603
colcors@polaroid.com            mccarta1@polaroid.com                  wellerp@polaroid.com
                                             (or)
                                Michael Freitag or Roanne Kulakoff
                                Kekst and Company
                                212-521-4800
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                POLAROID RECEIVES APPROVAL OF "FIRST DAY ORDERS"

    -- MOTIONS GRANTED SUPPORT CUSTOMERS, EMPLOYEES AND BUSINESS PARTNERS --
          -ENHANCE FINANCIAL AND OPERATIONAL STABILITY GOING FORWARD -

CAMBRIDGE, MA, OCTOBER 15, 2001 - Polaroid Corporation announced today that the U.S. Bankruptcy Court in Wilmington, Delaware approved all of the company's first day motions, which are intended to support its customers, employees, suppliers and business partners; to obtain interim financing authority; and to maintain existing cash management systems. The action follows Friday's announcement by Polaroid that the company and its U.S. subsidiaries have filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Polaroid's financial and operational stability going forward were enhanced through the granting of the following motions: payment of pre-petition and post-petition employee wages, salaries, business expenses and benefits, including medical, dental and life insurance benefits for current employees; interim approval for debtor-in-possession (DIP) financing of $40 million (out of a total commitment of $50 million) for use by the company to continue operations, honor product warranties and continue customer programs (including rebates, promotions, incentives and returns) and to purchase goods and services from suppliers; and financing authority to pay certain pre-petition commitments that are necessary in the course of conducting business.

                                    --more--

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                           POLAROID RECEIVES APPROVAL OF "FIRST DAY ORDERS" - 2

The DIP financing package was provided by a bank group led by J.P. Morgan Chase & Co., and the Court has scheduled a final hearing on DIP financing at 11:30 a.m. on Monday, November 5, 2001.

Gary T. DiCamillo, chairman and chief executive officer, said, "We are pleased with the prompt approval by the court of our `first day orders,' which will enable the company to continue conducting business in the U.S. and worldwide as it proceeds with the reorganization process and accelerates and intensifies its exploration of a sale of all or parts of the company. We remain focused on serving our customers and believe the prompt approval of these `first day orders' is good news for Polaroid, as well as for our customers, employees and business partners."

The case has been assigned to the Honorable Judge Peter J. Walsh under Case Number 01-10864.

POLAROID CORPORATION is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Additional information about Polaroid's reorganization is available on the company's web site at WWW.POLAROID.COM or, in the U.S., by calling its new toll-free information hotline at 1-800-386-0145. The company plans to release its financial results for the third quarter on Thursday, October 25, 2001.

"Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events will be dependent upon factors and risks including, but not limited to, the company's ability to successfully: conclude financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the company's financial condition; sell all or parts of the Company; implement its business strategy of reducing costs and improving cash flow; compete in the instant imaging market against larger and stronger competitors; to retain its top customers and limit the company's vulnerability to general adverse economic conditions; sell and market its products worldwide; retain sole source and other limited source supplies; find suitable manufacturers to which the company can outsource certain of its products; continue to protect its intellectual property; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2001.